Exhibit 99.1

Press Release	GB&T BANCSHARES, INC. (NASDAQ - GBTB)

GB&T Bancshares Reports First Quarter Net Income of $3.7 Million

Company Release - 04/18/2007 08:55

GAINESVILLE, Ga., April 18, 2007 (PRIME NEWSWIRE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a multi-bank holding company operating seven community banks in fast-growing markets surrounding metropolitan Atlanta, reported a 13.2 percent increase in first quarter 2007 net income to $3.7 million, compared with $3.3 million for the 2006 first quarter. Diluted earnings per share for the first quarter of 2007 were $0.26 compared with $0.25 reported for the year-earlier quarter, up 4.0 percent.

First quarter 2007 results reflect strong loan growth year over year due to a combination of organic growth from within GB&T’s existing markets as well as the acquisition of Mountain Bancshares, Inc. in April 2006. Earnings growth was partially offset by net interest margin pressures and increased operating expenses. Earnings per share further reflect a 9.6 percent increase in weighted average diluted shares, primarily from the issuance of 1.1 million shares of GB&T’s common stock in connection with the acquisition of Mountain Bancshares, Inc.

Richard A. Hunt, President and CEO of GB&T Bancshares, commented, “Our recent quarter was a good one, with growth in both loans and profitability; however, recent events have given us pause. The problem credits that surfaced earlier this year at HomeTown Bank, one of our seven affiliate banks, helped us to reconsider priorities for our Company. We realized that as a first step, we needed to strengthen our internal controls and build a stronger framework to sustain our growth into future years.

“We have hired a highly-regarded consulting firm, Sheshunoff Management Services, to review and make recommendations pertaining to our internal controls. The consultants will be reviewing our system of internal controls and making specific recommendations as to steps we need to implement to prevent a situation like what happened at HomeTown Bank from occurring again,” Mr. Hunt said. He added that the Sheshunoff consultants expect to begin work immediately.

Concerning the special loan reserve announced in February 2007 for HomeTown Bank, Mr. Hunt noted that significant progress has been made and that he is confident that the Company is now adequately reserved. “Sid Sims, our Chief Credit Officer, has been diligent in leading an aggressive loan collection process,” Hunt noted, adding “Sid and his team have conducted extensive reviews of our loan portfolio and have met with major borrowers.”

“We are comfortable with the reserves that we have made at HomeTown Bank,” Mr. Sims reports. “We have assigned all loans for which we have concern to an experienced loan workout specialist from within our Company. It is his responsibility to draft an action plan for the remediation of each loan. We are also conducting loan review meetings and fully expect to see progress from this effort beginning in the second quarter of this year.”

At a meeting held on April 16, 2007, the board of directors of GB&T Bancshares declared a second quarter cash dividend of $0.095 per share on the Company’s common stock, an increase of 5.6 percent over the prior-year quarter. The dividend is payable on May 14, 2007, to stockholders of record at the close of business on April 26, 2007.

Total revenue, on a fully tax equivalent basis, defined as net interest income plus other income, increased 13.9 percent, from $18.0 million reported in the first quarter of 2006, to $20.5 million for the current quarter. Net interest income grew 14.2 percent, to $17.7 million, reflecting 18.5 percent growth in average earning assets as compared to the first quarter of 2006, partially offset by a 16 basis point decline in the net interest margin to 4.19 percent. “Our net interest margin has remained reasonably strong this far into the cycle,” added Mr. Hunt, “and it appears that we may be bottoming out above the four percent level. The margin declined by only four basis points from the previous quarter.”

Other income for the first quarter of 2007 was $2.8 million, an increase of 11.9 percent compared with $2.5 million reported for the first quarter of 2006. Service charges on deposit accounts, the largest contributor to fee income, declined marginally by 2.2 percent over the prior-year quarter to $1.5 million.

Mortgage origination fees and other operating income together increased by $327,000 or 34.7 percent, offsetting the modest decrease in service charges on deposit accounts.

With an increased emphasis on mortgage originations, Mr. Hunt announced that the Company was in the process of establishing a mortgage subsidiary, GB&T Mortgage. “With our organization having 32 offices in some of the nation’s fast growing communities, it became apparent that we could be doing a better job in providing home loans in these areas,” he noted. “We will soon announce the hiring of a seasoned mortgage banker who also possesses commercial bank experience and has assisted other banking companies in the formation of a mortgage banking subsidiary. When we look at the new home loan and refinance market in our banking franchise, we can see the feasibility of entering into this new venture. We also expect to add mortgage originators in some affiliates where we haven’t had them previously. However, we don’t intend to change any credit risk profile, as we anticipate locking in rates prior to any loan closings, just as we do now.”

Other expense for the first quarter of 2007 rose $2.1 million, or 18.0 percent, to $13.9 million as compared to the first quarter of 2006. Salaries and employee benefits expense, the largest component of other expense, accounted for nearly half of the increase, up $1.1 million, or 14.7 percent. The majority of the 51 full-time equivalent employees were added with the Mountain Bancshares, Inc. acquisition; the remaining $788,000 or 26.8 percent year-over-year increase reflects other miscellaneous expense. The efficiency ratio was 67.0 percent for the first quarter of 2007 compared with 64.5 percent for the prior-year first quarter.

Total assets were $1.9 billion at March 31, 2007, an increase of 18.1 percent over the past twelve months. Excluding the $165.5 million of assets acquired with Mountain Bancshares, Inc., organic asset growth was $131.0 million, or 8.0 percent.

Loans increased $251.0 million from March 31, 2006, or 19.7 percent, to $1.5 billion at March 31, 2007. The acquisition of Mountain Bancshares accounted for $107.5 million of loan growth. Excluding this acquisition, organic loan growth was 11.3 percent. The majority of loan growth over the past twelve months has come from construction lending, which now accounts for approximately 50 percent of GB&T’s loan portfolio. Total deposits at March 31, 2007 were $1.5 billion, an increase of $237.0 million or 18.6 percent from year-ago levels. Exclusive of the Mountain Bancshares acquisition, deposits increased 8.9 percent.

Mr. Hunt continued, “We added to our loan loss reserve in the restatement of 2006 earnings to account for the issues uncovered at HomeTown Bank. We now have returned to what we consider to be more normal provision and net charge-off levels this quarter. We have already begun the process of tightening internal controls, implementing more stringent credit administration policies, and centralizing our loan approval and documentation processes with the goal of ensuring that similar incidents do not occur.”

Net charge-offs for the first quarter of 2007 were $565,000, or 0.15 percent of average loans (annualized) compared with $3.5 million for the fourth quarter of 2006, or 0.95 percent (annualized), and $276,000, or 0.09 percent (annualized), for the first quarter of 2006. Nonperforming assets at March 31, 2007 were $34.5 million, or 1.79 percent of total assets, compared with $30.2 million, or 1.59 percent at December 31, 2006, and $10.5 million, or 0.64 percent, at March 31, 2006. Loan loss reserves at March 31, 2007, were 1.64 percent of total loans compared to 1.65 at December 31, 2006 and 1.08 percent at March 31, 2006.

Stockholders’ equity at March 31, 2007, was $236.3 million, a twelve-month increase of $34.6 million, or 17.1 percent. Stockholders’ equity was 12.2 percent of period-end assets, and capital ratios are well within the range for “well-capitalized” banks. Mr. Hunt added, “I believe we will emerge from this chapter a stronger bank, better prepared for growth, and focused on matters that enhance our value to shareholders.”

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating seven community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown

Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett, and Mountain State Bank. As of March 31, 2007, GB&T Bancshares had total assets of $1.9 billion, with 32 banking offices located in 14 Georgia counties. GB&T Bancshares’ common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.’’ Visit the Company’s web site at: http://www.gbtbancshares.com for additional information.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding projected growth and profitability, perceived improvement in efficiencies and in internal controls, loan loss reserves, loan portfolio, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “plan”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

G B & T Bancshares Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2007	2006	2006	2006	2006
	(Dollars in thousands except per share amounts)
EARNINGS
Net interest income (fully tax equivalent)	$17,718	18,171	18,397	17,374	15,517
Provision for loan loss	$911	11,475	1,789	1,274	1,206
Other income	$2,756	2,675	2,764	2,611	2,463
Other expense	$13,863	12,977	12,860	12,578	11,744
Net income	$3,710	(1,925)	4,215	3,954	3,277
Non-recurring (income)/expense (after-tax)	$0	0	0	0	0
Operating income	$3,710	(1,925)	4,215	3,954	3,277

PER SHARE DATA
Basic earnings per share	$0.26	(0.14)	0.30	0.29	0.26
Diluted earnings per share	$0.26	(0.13)	0.30	0.28	0.25
Operating diluted earnings per share	$0.26	(0.13)	0.30	0.28	0.25
Book value per share	$16.67	16.51	16.66	16.41	15.59
Tangible book value per share	$10.14	9.95	10.05	9.74	10.45
Cash dividend per share	$0.090	0.090	0.090	0.090	0.085

PERFORMANCE RATIOS
Return on average assets	0.79%	-0.40%	0.90%	0.91%	0.83%
Return on average tangible assets	0.83%	-0.42%	0.95%	0.95%	0.87%
Return on average equity	6.40%	-3.22%	7.21%	7.23%	6.60%
Return on average tangible equity	10.56%	-5.29%	12.02%	11.72%	9.87%
Net interest margin (fully tax equivalent)	4.19%	4.23%	4.38%	4.43%	4.35%
Other expense/Average assets	2.94%	2.71%	2.75%	2.88%	2.98%
Efficiency Ratio	66.96%	61.34%	59.84%	62.03%	64.48%
Other income/Total operating revenue	13.54%	12.96%	13.10%	13.11%	13.74%

MARKET DATA
Market value per share—Period end	$18.13	22.17	21.05	21.76	22.35
Market as a % of book	1.09	1.34	1.26	1.33	1.43
Cash dividend yield	1.99%	1.62%	1.71%	1.65%	1.52%
Common stock dividend payout ratio	34.62%	-69.23%	30.00%	32.14%	34.00%
Period-end common shares outstanding (000)	14,174	14,132	14,054	13,926	12,939
Common stock market capitalization ($ Millions)	$256.97	313.30	295.83	303.03	289.18

CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	12.24%	12.28%	12.48%	12.49%	12.34%
Period-end tangible equity to tangible assets	7.82%	7.78%	7.92%	7.81%	8.62%
Total risk-based capital ratio	N/A	12.12%	12.31%	12.26%	13.57%
Average loans to average deposits	101.04%	99.86%	99.18%	100.92%	101.48%

ASSET QUALITY
Net charge-offs	$565	3,520	526	607	276
(Ann.) Net loan charge-offs/Average loans	0.152%	0.948%	0.146%	0.178%	0.090%
Nonaccrual loans	$30,246	14,790	14,934	13,819	7,114
Foreclosed assets	$4,221	4,673	3,047	4,229	3,348
90-day past dues	$10	10	12	7	—
Nonperforming assets/Total assets**	1.79%	1.59%	0.96%	0.99%	0.64%
Allowance for loan losses/Total loans	1.64%	1.65%	1.15%	1.09%	1.08%
Allowance for loan losses/Nonperforming assets**	72.58%	81.59%	92.93%	85.63%	130.98%

END OF PERIOD BALANCES
Total loans, net of unearned fees	$1,524,746	1,497,701	1,457,873	1,421,176	1,273,719
Total assets	$1,931,227	1,900,376	1,876,062	1,829,700	1,634,741
Total deposits	$1,513,444	1,480,168	1,457,237	1,414,029	1,276,456
Total stockholders’ equity	$236,347	233,338	234,196	228,470	201,769
Full-time equivalent employees	505	505	497	475	454

AVERAGE BALANCES
Total loans, net of unearned fees	$1,504,256	1,472,742	1,432,361	1,366,170	1,244,261
Total interest-earning assets	$1,715,447	1,706,123	1,666,388	1,573,013	1,447,571
Total assets	$1,915,556	1,902,510	1,856,968	1,748,798	1,596,879
Total deposits	$1,488,800	1,474,740	1,444,246	1,353,758	1,226,141
Total interest-bearing liabilities	$1,507,626	1,470,151	1,437,952	1,343,727	1,220,332
Total stockholders’ equity	$235,182	237,313	231,831	219,387	201,292

** Nonperforming assets includes nonaccrual loans, other impaired loans, foreclosed assets and 90-day past dues.

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2007	2006	2006	2006	2006
	(Dollars in thousands)
Book value per share	$16.67	16.51	16.66	16.41	15.59
Effect of intangible assets per share	$(6.53)	(6.56)	(6.61)	(6.67)	(5.14)
Tangible book value per share	$10.14	9.95	10.05	9.74	10.45

Return on average assets	0.79%	-0.40%	0.90%	0.91%	0.83%
Effect of intangible assets	0.04%	-0.02%	0.05%	0.04%	0.04%
Return on average tangible assets	0.83%	-0.42%	0.95%	0.95%	0.87%

Return on average equity	6.40%	-3.22%	7.21%	7.23%	6.60%
Effect of intangible assets	4.16%	-2.07%	4.81%	4.49%	3.27%
Return on average tangible equity	10.56%	-5.29%	12.02%	11.72%	9.87%

Period end equity to assets	12.24%	12.28%	12.48%	12.49%	12.34%
Effect of intangible assets	-4.42%	-4.50%	-4.56%	-4.68%	-3.72%
Period-end tangible equity to tangible assets	7.82%	7.78%	7.92%	7.81%	8.62%

GB&T Bancshares, Inc. and Subsidiaries

Consolidated Statements of Condition

	3/31/2007	3/31/2006
	(Unaudited)	(Unaudited)
Assets (in thousands):

Cash and due from banks	$24,266	$22,925
Interest-bearing deposits in banks	1,932	810
Federal funds sold	4,378	21,661
Securities available-for-sale	215,022	182,385
Restricted equity securities, at cost	9,888	9,366

Loans, net of unearned income	1,524,746	1,273,719
Less allowance for loan losses	25,022	13,703
Loans, net	1,499,724	1,260,016

Premises and equipment, net	41,375	36,707
Goodwill	87,116	61,164
Intangible assets	5,440	5,400
Other assets	42,086	34,307
Total assets	$1,931,227	$1,634,741

Liabilities and Stockholders’ Equity (in thousands):

Deposits:
Noninterest-bearing	$152,293	$170,130
Interest-bearing demand & savings	452,360	424,466
Time deposits	908,791	681,860
Total deposits	1,513,444	1,276,456
Federal funds purchased and securities sold under repurchase agreements	31,975	18,008
Federal Home Loan Bank advances	98,411	90,811
Other borrowings	641	652
Other liabilities	20,511	17,147
Subordinated debt	29,898	29,898
Total liabilities	1,694,880	1,432,972

Stockholders’ equity:
Capital stock	186,876	159,140
Retained earnings	50,583	45,588
Accumulated other comprehensive loss	(1,112)	(2,959)
Total stockholders’ equity	236,347	201,769
Total liabilities and stockholders’ equity	$1,931,227	$1,634,741

GB&T Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
	2007	2006
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$32,157	$24,532
Taxable securities	2,308	1,912
Nontaxable securities	261	117
Federal funds sold	108	99
Interest-bearing deposits in banks	26	8
Total interest income	34,860	26,668

Interest expense:
Deposits	15,131	9,432
Federal funds purchased and securities sold under repurchase agreements	393	224
Federal Home Loan Bank advances	1,099	963
Other borrowings	642	587
Total interest expense	17,265	11,206

Net interest income	17,595	15,462

Provision for loan losses	911	1,206

Net interest income after provision for loan losses	16,684	14,256

Other income:
Service charges on deposit accounts	1,487	1,521
Mortgage origination fees	714	525
Insurance commissions	—	2
Gain on sale of securities	—	—
Other operating income	555	415
Total other income	2,756	2,463

Other expense:
Salaries and employee benefits	8,238	7,180
Net occupancy and equipment expense	1,902	1,629
Other operating expenses	3,723	2,935
Total other expense	13,863	11,744

Income before income taxes	5,577	4,975

Income tax expense	1,867	1,698

Net income	$3,710	$3,277

Earnings per share:
Basic	$0.26	$0.26
Diluted	$0.26	$0.25

Weighted average shares:
Basic	14,159	12,856
Diluted	14,378	13,121

Cash dividends per common share	$0.090	$0.085

GB&T Bancshares, Inc.

Yield Analysis - March 31, 2007

	For the Three Months Ended March 31, 2007
	Average		Yields
	balances	Interest	/Rates
	(Dollars in thousands)

Assets
Interest earning assets:
Taxable securities	$202,119	$2,308	4.63%
Nontaxable securities*	24,807	384	6.28%
Federal funds sold	8,638	108	5.07%
Interest bearing deposits in banks	1,801	26	5.85%
Loans, net of unearned income	1,478,082	32,157	8.82%
Total interest earning assets	$1,715,447	$34,983	8.27%

Noninterest earning assets:
Unrealized gains (losses) on securities	(2,638)
Allowance for loan losses	(24,956)
Nonaccrual loans	26,174
Cash and due from banks	24,132
Other assets	177,397
Total noninterest earning assets	200,109
Total assets	$1,915,556

Liabilities & Shareholders’ Equity Interest bearing liabilities:
Interest bearing demand & savings	$446,821	3,535	3.21%
Time	889,410	11,596	5.29%
Borrowings	171,395	2,134	5.05%
Total interest bearing liabilities	1,507,626	17,265	4.64%

Noninterest bearing liabilities & shareholders’ equity:
Noninterest bearing deposits	152,569
Other liabilities	20,179
Shareholders’ equity	235,182
Total liabilities & shareholders’ equity	$1,915,556

Interest rate differential			3.63%

Net interest income*		17,718

Net interest margin*			4.19%

	For the Three Months Ended March 31, 2006
	Average		Yields
	balances	Interest	/Rates

Assets
Interest earning assets:
Taxable securities	$190,059	$1,912	4.08%
Nontaxable securities*	10,332	172	6.75%
Federal funds sold	9,458	99	4.25%
Interest bearing deposits in banks	666	8	4.87%
Loans, net of unearned income	1,237,056	24,532	8.04%
Total interest earning assets	$1,447,571	$26,723	7.49%

Noninterest earning assets:
Unrealized gains (losses) on securities	(4,147)
Allowance for loan losses	(13,018)
Nonaccrual loans	7,205
Cash and due from banks	22,855
Other assets	136,413
Total noninterest earning assets	149,308
Total assets	$1,596,879

Liabilities & Shareholders’ Equity Interest bearing liabilities:
Interest bearing demand & savings	$412,978	2,646	2.60%
Time	654,117	6,786	4.21%
Borrowings	153,237	1,774	4.70%
Total interest bearing liabilities	1,220,332	11,206	3.72%

Noninterest bearing liabilities & shareholders’ equity:
Noninterest bearing deposits	159,046
Other liabilities	16,209
Shareholders’ equity	201,292
Total liabilities & shareholders’ equity	$1,596,879

Interest rate differential			3.77%

Net interest income*		15,517

Net interest margin*			4.35%

* fully tax equivalent

CONTACT:	GB&T Bancshares, Inc.Gregory L. Hamby, EVP and CFO
(678) 450-3473
ghamby@gbt.comW. Michael Banks, Senior Vice President
(678) 450-3480
mbanks@gbt.com